N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2015

Fund	Name of Person	Ownership % of Series

Columbia Variable Portfolio – International Opportunities Fund	Riversource Life Account For Inside Distribution (Life)	27.12%

Columbia Variable Portfolio – International Opportunities Fund	GE Life & Annuity Assurance Co	47.61%

As of January 1st 2015

Fund	Name of Person	Ownership % of Series

Columbia Variable Portfolio – International Opportunities Fund	Riversource Life Account For Inside Distribution (Life)	87.33%